EXHIBIT 10.2

OPTION AGREEMENT

THIS OPTION AGREEMENT is made and entered into effective as of July 28, 2006 by and between Elkhorn Goldfields, Inc., a Montana corporation, whose address is 320 West Main Street, Aspen, Colorado 81611 (“EGI”), and Montana Tunnels Mining, Inc., a Delaware corporation, whose address is P.O. Box 176, Jefferson City, Montana 59638 (“MTM”). EGI and MTM will be collectively referred to hereinafter as the “Parties” and each will be referred to individually as a “Party”.

RECITALS

A. MTM is the owner of certain patented mining claims and unpatented mining claims in Broadwater County, Montana, and holds a leasehold interest in certain additional unpatented mining claims in Broadwater County, Montana, all as more particularly described in Exhibit A attached hereto and incorporated by reference (the “Property”). A previously operating gold mine known as the Diamond Hill Mine (the “Mine”) is located on the Property. MTM is also the owner of certain personal property rights and interests associated with the Mine (the “Assets”), as described in Exhibit B attached hereto and incorporated herein by reference.

B. MTM desires to grant to EGI, and EGI desires to acquire: (i) an exclusive right to explore and evaluate the mineral development potential of the Property; and (ii) an option to purchase the Property from MTM, all for the consideration and upon the terms and conditions described herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the claim maintenance and tax payment requirements set forth in this Agreement, and the mutual promises, covenants, and conditions herein contained and recited, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings assigned to them in this Article 1.

1.1
“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party to this Agreement. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting rights.

1.2	“Agreement” means this Option Agreement, the recitals and all exhibits attached hereto and by this reference incorporated herein.

1.3
“Asset Records” means all records and files of MTM pertaining to the Mine, the Assets and the Property, other than Retained Records. Except to the extent such materials constitute Retained Records, and except to the extent that providing such materials would be in violation of applicable Laws, Asset Records include all available property, geological, geophysical, geochemical, metallurgical and engineering reports, analyses, data, maps and records pertaining to the Assets, the Mine, and the Property; all mill, processing and smelter records; all assays, surveys, technical reports, drill logs and samples; all records pertaining to Permits and environmental conditions at or affecting the Property; and all title records and conveyance documents held by MTM with respect to the Property; excluding any interpretive data or reports that are proprietary to or constitute trade secrets of MTM or any third party.

1.4	“Assumed Liabilities” means all of the past, present and future obligations and liabilities (whether known or unknown, fixed or contingent) associated with the Property, the Mine, and the Assets.

1.5	“Assumption Agreement” means the Assumption Agreement in the form of Exhibit D hereto, pursuant to which EGI will assume and be solely responsible for the Assumed Liabilities.

1.6	“Bill of Sale” means a Bill of Sale and Assignment substantially in the form of Exhibit E hereto, pursuant to which MTM will convey the Personal Property to EGI.

1.7	“Effective Date” means July 28, 2006.

1.8
“Environmental Compliance” means actions taken in connection with activities or operations on the Property to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Property or other compliance with Environmental Laws.

1.9
“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Mine Safety and Health Act of 1977, the Federal Land Policy and Management Act of 1976, the Emergency Planning and Community Right to Know Act, and the National Historic Preservation Act, each as amended, and any state law counterparts, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, reclamation, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

1.10
“Environmental Liabilities” means any liability arising out of, based on or resulting from:  (i) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Materials or substances existing or arising on, beneath or above such property and/or emanating or migrating and/or threatening to emanate or migrate from such property to other properties; (ii) disposal or treatment of or the arrangement for the disposal or treatment of Hazardous Materials originating or transported from such property to an off-site treatment, storage or disposal facility; (iii) physical disturbance of the environment on or from such property; or (iv) the violation or alleged violation of any Environmental Laws relating to such property.

1.11
“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Valuable Minerals, and all related Environmental Compliance.

1.12
“Exploration and Related Work” means and includes all operations and activities of EGI (or performed at the request of EGI) on or relating to the Property for purposes of determining ore reserves and mineralization, including, without limitation, the right to enter upon the Property for purposes of surveying, exploring, testing, sampling, trenching, bulk sampling in an amount not to exceed 200 tons of ore without the consent of MTM, prospecting and drilling for Valuable Minerals, and to construct and use roads and drill pads, and to use so much of the surface of the Property in such manner as EGI deems necessary in its reasonable discretion for the enjoyment of any rights and privileges granted to EGI hereunder or otherwise necessary to effect the purposes of this Agreement, and any reclamation and remediation required in connection with the foregoing.

1.13
“Hazardous Materials” means any substance: (a) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (b) that is defined as a “hazardous waste,” “hazardous substance,” “extremely hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (c) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (d) the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the property; (e) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (f) that contains PCBs, asbestos or urea formaldehyde foam insulation; in each case subject to exceptions provided in applicable Environmental Laws.

1.14	“Mining Lease” means that Mining Exploration and Lease Agreement dated May 26, 1999, among Nyla Tyrell, et al and MTM.

1.15	“Option” means the exclusive right of EGI to purchase the Property pursuant to this Agreement.

1.16
“Option Period” means the period of time commencing on the Effective Date and continuing for a period of two years thereafter, unless EGI has previously exercised the Option in accordance with Sections 2.1 and 2.2 or EGI has otherwise relinquished its rights hereunder.

1.17	“Property” shall have the meaning set forth in Recital A.

1.18
“Retained Records” means (i) copies of any property files of MTM pertaining to the Property, the Mine or the Assets; (ii) all tax returns, files and records of MTM pertaining to the Property, the Mine or the Assets; (iii) all files, records and sales materials of MTM pertaining to marketing and sales of production from the Mine; and (iv) all other files and records of MTM which do not directly relate to the Property, the Mine or the Assets.

1.19	“Valuable Minerals” means all ores, minerals, mineral deposits or mineral substances of every kind or character located in, on or under the Property.

1.20	“$” means United States currency.

ARTICLE 2
GRANT OF RIGHTS AND OPTION

2.1
Rights Granted. MTM hereby grants to EGI:  (a) the exclusive right to enter upon the Property during the Option Period for the purpose of conducting Exploration and Related Work; and (b) the exclusive and irrevocable option to purchase the Property, exercisable by EGI in its sole discretion (the “Option”) by (i) paying a purchase price (if it elects to exercise the Option) of $250,000 plus the posting of a substitute reclamation bond, payable as set forth in Section 2.4 (the “Purchase Price”), and (ii) paying holding costs for the Property as set forth in Section 2.3.

2.2	Option Period; Termination.

(a)
Option Period. Unless sooner terminated pursuant to this Section 2.2, the Option shall expire at 5:00 p.m. Mountain time on July 28, 2008 (the “Expiration Date”). The Option may be exercised by EGI by delivery to MTM of a written notice of election to exercise the Option at any time prior to the end of the Option Period (the date such notice is effective being referred to hereinafter as the “Exercise Date”).

(b)
Termination. In the event EGI desires to terminate this Agreement, which EGI may elect to do in its sole discretion at any time during the Option Period, EGI may terminate this Agreement by giving MTM written notice of termination, and this Agreement shall be deemed terminated immediately upon receipt by MTM of the notice of termination. Following expiration of the Option Period without EGI exercising the Option, or termination of this Agreement for any reason prior to the expiration of the Option Period, neither of the Parties shall have any further obligations or liabilities hereunder, except as set forth in Sections 8.1 and 8.2.

2.3
Property Maintenance. During the Option Period, in order to maintain the Option in full force and effect, EGI shall, at least 15 days prior to their respective completion or due dates, (a) perform required annual assessment work (in good faith and in accordance with industry standards) or pay all claim maintenance fees required in lieu thereof to maintain the unpatented mining claims comprising a portion of the Property (the “Claims”), and provide reasonable evidence of such payment or performance to MTM; (b) make all filings and recordings with the Bureau of Land Management (the “BLM”) and Broadwater County required in connection therewith, and provide copies of such filings and recordings to MTM; (c) pay all real property and other ad valorem taxes assessed against the Property; and (d) pay all rental and advance royalty payments required under the Mining Lease. If EGI fails to make the payments or perform the obligations set forth in items (a) - (d) above, and to provide MTM with evidence of payment or performance of the same, not later than 15 days prior to their respective completion or due dates, MTM may, but shall have no obligation to, pay or perform the same and terminate this Agreement pursuant to Section 8.2.

2.4
The Closing. If EGI exercises the Option in accordance with the terms of this Agreement, the closing of the sale of the Property (the “Closing”) shall take place within 30 days after the written notice of election to exercise the Option is delivered by EGI to MTM, at a time and place mutually agreeable to EGI and MTM.

(a)	Deliverables.

(i)
At the Closing, MTM shall deliver to EGI:  (a) a fully executed and acknowledged good and sufficient special warranty deed and assignment substantially in the form of Exhibit C attached hereto and incorporated herein by reference (the “Deed”), conveying the Property to EGI free and clear of all liens and encumbrances arising by, through or under MTM other than Permitted Encumbrances; (b) a fully executed Bill of Sale; (c) a fully-executed Assignment of the Mining Lease in the form of Exhibit F attached hereto and incorporated herein by reference; (d) a certificate of non-foreign status for U.S. federal tax purposes; (e) a fully executed Assumption Agreement; and (f) the Asset Records.

(ii)
At the Closing, EGI shall deliver:  (a) the full amount of the Purchase Price, $250,000 of which shall be paid by wire transfer in accordance with written instructions to be delivered by MTM to EGI prior to the date of the Closing, and the remainder of which shall be payable by EGI having in place a reclamation bond or other surety instruments, which will have been as of the Closing Date accepted by the Montana Department of Environmental Quality (“MDEQ”) and the BLM, to (1) replace MTM’s existing reclamation bond covering the Property in the amount of $622,512 (as more particularly described in Section 2.7), and (2) which will allow for the release, simultaneous with the Closing, of that Irrevocable Standby Letter of Credit No. SSB-SB-2005/0276 (DEQ Bond No. 002620-HR) and any guarantees associated therewith; (b) a fully executed Assumption Agreement; and (c) certificates of good standing for EGI from the offices of the Montana Secretary of State. In addition, each of EGI and MTM will deliver such other closing certificates and documents as are reasonably requested by the other Party. Closing costs, including real property transfer taxes, recording costs and any escrow fees will be paid by EGI, including all applicable taxes and disbursements. Any ad valorem real property taxes on the Property for calendar year 2006 will be split between MTM and EGI on a pro rata basis.

2.5
Geological and Other Data. Upon execution of this Agreement, MTM shall make available to EGI all records, information and data in its possession or reasonably available to it relating to title to the Property or environmental conditions at or pertaining to the Property, and all maps, assays, surveys, technical reports, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom, concerning the Property and EGI, at its expense, may copy any such records, information and data that it desires. MTM makes no representation or warranty as to the accuracy, reliability or completeness of any such records, information or data, and EGI and any third parties with whom EGI shares any such data and information shall rely on the same at their sole risk.

2.6
Transfer Approvals. Promptly after the Exercise Date, EGI agrees, in consultation with and approval from MTM, to contact the applicable governmental authorities and use commercially reasonable efforts to understand what information those governmental authorities will require in order to timely grant the transfer of the Permits from MTM to EGI or what information those governmental authorities will require EGI to submit in order for EGI to obtain replacement permits for those Permits presently held by MTM that are not transferable (provided that in making such contacts EGI shall comply with the confidentiality provisions set forth in Section 10.5). Promptly after the Exercise Date, EGI (i) shall file with the appropriate governmental authorities all applications and other instruments of transfer for all of the Permits which are transferable and subject to approval or other processing by such governmental authorities, including the posting and acceptance by the appropriate governmental authority of whatever bonds or other surety are required in connection with such approval or other processing; (ii) shall file with the appropriate governmental authorities all required notices of transfers of these Permits for which no approval is necessary; and (iii) shall file with the appropriate governmental authorities all applications, instruments or notices required, including the posting and acceptance by the appropriate governmental authority of whatever bonds or other surety are required, to obtain replacement permits for those Permits presently held by MTM that are not transferable (with those items referred to in sub-clauses (i), (ii) and (iii) above collectively referred to as the “Transfer Approvals”). EGI will diligently pursue on a commercially reasonable efforts basis all Transfer Approvals necessary to complete transfer of the Property and the Permits from MTM to EGI or obtain replacement permits in EGI’s own name as of the Closing Date (provided that all such Transfer Approvals shall be contingent on the consummation of the Closing), and will keep MTM apprised of the status of its efforts to secure such Transfer Approvals (provided that use of “commercially reasonable efforts” shall not require EGI to undertake extraordinary or unreasonable measures to obtain such Transfer Approvals as of the Closing Date, such as the initiation or prosecution of legal proceedings or the payment of fees in excess of normal and usual filing and processing fees). All of the Transfer Approvals must be in place and effective as of the Closing Date, and EGI shall have no right to conduct any activities under any permit that has not been assigned, transferred or re-issued to it. MTM agrees that it will cooperate in good faith with EGI in its efforts to obtain the Transfer Approvals.

2.7
Replacement of Bonds. Not later than ten days after the Exercise Date, EGI shall provide to the appropriate state and federal governmental authorities (the “Agencies”) a firm undertaking (such firm undertaking to include submission of the final reclamation bond on forms approved by the Agencies) acceptable to the Agencies (subject only to the payment of required premiums by EGI and the Closing) to post, effective as of the Closing Date, a reclamation bond (or other surety instrument acceptable to MTM and the Agencies) covering all of the existing reclamation, remediation, clean-up and closure obligations pertaining to the Property, which shall replace MTM’s existing reclamation bond covering the Property in the amount of $622,512 (as more particularly described in Section 2.7), and which will allow for the release, simultaneous with the Closing, of that Irrevocable Standby Letter of Credit No. SSB-SB-2005/0276 (DEQ Bond No. 002620-HR) and any guarantees associated therewith. From and after the Closing Date, EGI assumes, and MTM shall have no further obligation or liability for, all reclamation, remediation, clean-up and closure requirements associated with the Property.

ARTICLE 3
RIGHTS AND OBLIGATIONS OF EGI AND OTHER
ARRANGEMENTS DURING THE OPTION PERIOD

3.1	EGI’s Rights. During the Option Period, the rights of EGI shall include the following:

(a)
Operations at the Property. EGI may carry out such Exploration operations at the Property as it may, in its sole discretion, determine to be warranted, and EGI shall have the exclusive right to conduct and control of all Exploration and Related Work on or for the benefit of the Property, and of any and all equipment, supplies, machinery or other assets purchased or otherwise acquired in connection with such Exploration operations; provided, however, that during the Option Period except as provided herein, EGI shall have no right to conduct on the Property any activities related to activities of EGI on other properties, and EGI shall have no right to:

(i)
conduct any activities in preparation for the removal and recovery of Valuable Minerals from the Property, including pre-stripping, stripping and the construction or installation of a mill, leach facilities, or any other improvements or other facilities for beneficiation of Valuable Minerals; or

(ii)	to remove Valuable Minerals from the Property,

except that EGI shall be permitted to recover and remove such Valuable Minerals from the Property as are reasonably required to carry out Exploration on the Property in accordance with usual industry standards, including removal of samples of Valuable Minerals for testing.

(b)
Permits. The rights of EGI shall include all other rights necessary or incident to or for its performance of its activities hereunder, including, but not limited to the authority to apply in its own name for all necessary permits, licenses and other approvals from the United States of America, the State of Montana or any other governmental or other entity having regulatory authority over any part of the Property.

3.2
Conduct of Operations by EGI at the Property. All of the work which may be performed by EGI on or with respect to the Property shall be performed in a good and workmanlike manner and in accordance with good industry practices.

3.3
Indemnity. EGI agrees to indemnify, defend and hold MTM, its Affiliates, and their respective officers, directors and employees harmless from and against any and all Losses (as defined in Section 7.1) MTM may incur to third persons or entities for injury to or death of persons or damage to property which result from operations conducted by or on behalf of EGI at or with respect to the Property during the Option Period, unless such injury, death or damage is due to MTM’s gross negligence or willful misconduct.

3.4
Insurance. During the Option Period, EGI agrees to carry such insurance, covering all employees of EGI working at or on the Property, as will fully comply with the requirements of the statutes of the State of Montana pertaining to worker’s compensation and occupational disease and disabilities as are now in force or as may be hereafter amended or enacted. In addition, during the Option Period, EGI agrees to carry liability insurance with respect to any operations conducted by it or on its behalf on or with respect to the Property in reasonable amounts in accordance with accepted industry practices. In connection with that obligation, EGI agrees that it will carry general liability insurance (a) with a policy limit of $1,000,000 (combined single limit, annual aggregate), until such time as EGI elects to conduct activities on the Property that will require submission to the BLM or MDEQ and approval by the BLM or MDEQ of a Plan of Operations or Mining and Reclamation Plan, and thereafter (b) with a policy limit of $2,000,000 (combined single limit, annual aggregate), and that MTM shall be named as an additional named insured on each of said policies for the foresaid amounts. Prior to conducting any work on the Property, EGI will provide to MTM a certificate evidencing the required amount of insurance coverage and naming MTM as an additional insured, which such certificate shall provide for at least thirty (30) days prior written notice of cancellation to EGI and to MTM.

3.5
Compliance with Laws. EGI agrees to conduct and perform all of its operations on or with respect to the Property during the Option Period in compliance with all applicable federal, state and local laws, rules and regulations, including, without limitation, such laws, rules and regulations pertaining to social security, unemployment compensation, wages and hours and conditions of labor, and Environmental Laws, and EGI shall defend, indemnify and hold MTM, its Affiliates and their respective officers, directors and employees harmless from and against any and all Losses (as defined in Section 7.1) incurred by MTM occasioned by the failure of EGI to comply with said laws, rules or regulations.

3.6
Liens and Encumbrances. During the Option Period, and thereafter if EGI does not exercise the Option, EGI shall keep the title to the Property free and clear of all liens and encumbrances resulting from its operations under this Agreement. At its sole cost and expense, EGI shall contest any suit, demand or action commenced to enforce any claim of a lien or encumbrance on the Property and, if the suit, demand or action is decided by a court or other authority of ultimate and final jurisdiction against EGI or the Property, EGI shall promptly pay the judgment and shall post any bond and take all other action necessary to prevent any sale or loss of the Property or any part thereof.

3.7
Reclamation. If this Agreement is terminated and EGI does not exercise the Option, EGI shall reclaim and remediate the Property to the extent disturbed by EGI (or at its direction) during the Option Period, in accordance with applicable federal, state and local laws, rules and regulations. MTM, to the extent it may legally do so, hereby agrees to grant to EGI such access to the Property following such termination as is reasonably necessary to complete such reclamation and remediation work, although MTM shall have no obligation to maintain any of the Claims after this Agreement is so terminated.

3.8
Data and Information. During the Option Period, not later than 30 days after the first and second anniversaries of the Effective Date, EGI shall provide to MTM copies of any and all data and information created by it or on its behalf and pertaining to the Property including, but not limited to, electronically transferred geochemical laboratory results, raw geophysical, geological data and information, and information and data represented on paper such as survey maps, drill hole logs, assay reports, and other non-interpretive geological data relating to the Claims, as well as copies of internal analyses of such data, excluding any such analyses that include trade secrets or other data or information proprietary to EGI. The data and information to be provided to MTM shall include without limitation copies of survey maps, drill hole logs, assay reports or other non-interpretive data (or analyses thereof) pertaining to work that was not performed on the Property if it was performed for the benefit of the Property. EGI makes no representation or warranty as to the accuracy, reliability or completeness of any such information made available to MTM under this Section 3.8, and MTM shall rely on the same at its sole risk.

3.9
Responsibility for Services to the Mine. All charges for water, electricity, natural gas, telephone, sewer, trash disposal and other recurring services provided to the Mine which relate to such services provided subsequent to the Effective Date will be for the account of EGI.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MTM

4.1
Representations and Warranties. MTM represents and warrants to EGI as of the date hereof as follows, and covenants that these representations and warranties will be true and correct throughout the Option Period and through the Closing:

(a)	Organization and Standing. MTM is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)
Corporate Power. MTM has the requisite corporate power and authority: (i) to enter into this Agreement and all other agreements contemplated hereby; and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

(c)
Authorization and Enforceability. All requisite corporate action on the part of MTM, and its officers, directors, and shareholders, necessary for the execution, delivery, and performance of this Agreement and all other agreements of MTM contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by MTM (assuming valid execution and delivery EGI), will be, legal, valid, and binding obligations of MTM enforceable against MTM in accordance with their respective terms. The execution, delivery and performance of this Agreement by MTM will not violate any provision of the articles of incorporation or by-laws of MTM or of any law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which MTM is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on MTM which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder. Notwithstanding the foregoing, no representation is made as to: (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby; or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(d)
Encumbrances. To MTM’s knowledge, the Property is free and clear of all encumbrances arising by, through or under MTM, except for Permitted Encumbrances and those liens, claims and encumbrances specifically identified in Exhibit A. Except as set forth in the mining lease identified in Exhibit A (the Mining Lease”) and as otherwise identified in Exhibit A, there are no royalties or other burdens on production affecting the Properties. For purposes of this Agreement, “Permitted Encumbrances” means (i)(A) liens for taxes, assessments and governmental charges or levies not yet due and payable; and (B) encumbrances such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (x) are not overdue for a period of more than 60 days and (y) are not in excess of $5,000 in the aggregate at any time; (ii) minor survey exceptions, easement agreements and other customary encumbrances on title to real property that (A) were not incurred in connection with any indebtedness and (B) do not have a material adverse effect on the value or the use of such property for its present purposes; (iii) zoning restrictions and other limitations imposed by any governmental authority having jurisdiction over real property; (iv) reservations in federal patents; (v) encumbrances of record (which for purposes of this Agreement shall include encumbrances that are reflected in the official records of the Broadwater County, Montana Clerk and Recorder’s Office or the Broadwater County Assessor’s Office, or that are reflected in the public records maintained by the Montana State Office of the Bureau of Land Management); (vi) as to those portions of the Property covered by the Mining Lease, the terms and conditions of the Mining Lease, and liens affecting the interests of the lessor under the Mining Lease; (vii) liens of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return of money bonds and similar obligations; (viii) rights reserved to or vested in any governmental authority to control or regulate any interest in the Property in any manner, and all laws, rules and regulations of any governmental authority; and (ix) the production royalty payable to Shamrock Partners pursuant to that Quit Claim Deed described in Item 1 of Part 4 of Exhibit A.

(e)
Validity of Mining Lease. (i) MTM has not received any notice of default of any of the terms or provisions of the Mining Lease; (ii) the Mining Lease is in good standing; (iii) MTM has no knowledge of any act or omission or any condition on the properties covered thereby which could be considered or construed as a material default under the Mining Lease. MTM has delivered to or made available for inspection by EGI a true and correct copy of the Mining Lease.

(f)
Title to Claims. With respect to the Claims, except as provided in Exhibit A and subject to the paramount title of the United States and the rights of third parties to use the surface of those Claims pursuant to applicable laws, to MTM’s knowledge: (i) all Governmental Fees required to maintain those Claims have been paid through the assessment year ending September 1, 2006; and (ii) evidence of payment of Governmental Fees, and other filings required to maintain those Claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies. Nothing in this Section 4.1(f), however, shall be deemed to be a representation or a warranty as to the presence or absence of unpatented mining claims or millsites in conflict with the Claims, that the Claims constitute a compact group of contiguous claims free of interior gaps or fractions, or that any of the Claims contains a valuable mineral deposit. In addition, MTM does not make any representation or warranty as to whether or not MTM or its predecessors-in-title established or maintained pedis possessio rights with respect to any of the Claims, what rights MTM has to use the surface of any of the Claims for any purpose, or otherwise as to the validity of any of the Claims or the use of the same (except as specifically set forth above).

(g)	Litigation. With respect to the Property, there are no pending or, to MTM’s knowledge, threatened, actions, suits, claims or proceedings.

(h)
Permits. MTM has obtained all material permits, licenses, approvals, authorizations and qualifications of all federal, state and local authorities required for it to carry on its current operations at or on the Property (collectively, the “Permits”), as listed on Schedule 4.1(h).

(i)	Taxes. All federal, state and local excise, property and other taxes and assessments assessed against the Property and due on or prior to the Effective Date have been timely and properly paid.

(j)
Disclaimer of Certain Representations and Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE 4, MTM MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (AND HEREBY DISCLAIMS ANY SUCH REPRESENTATIONS OR WARRANTIES) WITH RESPECT TO (A) THE PROPERTY, (B) LIABILITIES, INCLUDING ENVIRONMENTAL LIABILITIES, ASSOCIATED THEREWITH, OR (C) THE QUANTITY, QUALITY, SUITABILITY FOR MINING OR COSTS OF MINING OF ANY MINERAL RESERVES OR RESOURCES, IF ANY, INCLUDED IN THE PROPERTY.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF EGI

5.1
Representations and Warranties of EGI. EGI represents and warrants to MTM as of the date hereof as follows, and covenants that these representations and warranties will be true and correct throughout the Option Period and through the Closing:

(a)	Organization and Standing. EGI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Montana.

(b)
Corporate Power. EGI has the requisite corporate power and authority: (i) to enter into this Agreement and all other agreements contemplated hereby; and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

(c)
Authorization and Enforceability. All requisite corporate action on the part of EGI and its respective officers, directors and shareholders, necessary for the execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been taken. This Agreement and all agreements and instruments contemplated hereby, when executed and delivered by EGI (assuming valid execution and delivery by MTM), will be the legal, valid, and binding obligations of EGI enforceable against it in accordance with their terms. The execution, delivery and performance of this Agreement by EGI will not violate any provision of the articles of incorporation or by-laws of EGI, or of any law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which EGI is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on EGI which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder. Notwithstanding the foregoing, no representation is made as to:  (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby; or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(d)
EGI’s Due Diligence. EGI has conducted such due diligence investigations concerning the Property as it has determined to be appropriate. With respect to the exploration potential of the Property, title to or environmental conditions at or potential environmental liabilities associated with the Property, the validity of the Claims and all other matters concerning the Property which are not specifically addressed by MTM’s representations and warranties in this Agreement, EGI has relied exclusively upon its due diligence investigation of the Property, including the advice of its own experts or consultants, as EGI has determined to be necessary or desirable in its sole discretion.

ARTICLE 6
NOTICES

6.1
Notices. All notices given in connection herewith shall be in writing, and all such notices and deliveries to be made pursuant hereto shall be given or made in person, by certified or registered mail, by reputable overnight courier, or by facsimile with receipt confirmed. Such notices and deliveries shall be deemed to have been duly given and received when actually delivered in person or sent by facsimile (during normal business hours and with receipt confirmed), on the next business day following the date they are sent by courier, or three (3) business days after registered or certified mailing when deposited in a receptacle for United States mail, postage prepaid, and addressed as follows:

(a)	If to MTM:

Montana Tunnels Mining, Inc.
5655 South Yosemite Street, Suite 200
Greenwood Village, Colorado 80111
Attention: R. David Russell
Facsimile No.: (720) 482-0957
Telephone No.: (720) 886-9656

with a copy to:

Deborah Friedman
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Facsimile No.: (303) 893-1379
Telephone No.: (303) 892-9400

(b)	If to EGI:

Elkhorn Goldfields, Inc.
320 West Main Street
Aspen, Colorado 81611
Attention: Robert Trenaman
Facsimile No.: (970) 544-9155
Telephone No.: (970) 920-6944

with a copy to:

Mark E. Mendel, Esq.
Mendel Blumenfeld, LLP
5809 Acacia Circle
El Paso, Texas 79912
Facsimile No.: (915) 587-8808
Telephone No.: (915) 587-7878

ARTICLE 7
INDEMNIFICATION

7.1
By EGI. EGI agrees to defend, indemnify and hold harmless MTM, its Affiliates, successors, assigns, and its and their respective officers, directors and employees from and against any and all claims, actions, suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees and the costs of defending the same (collectively, “Losses”), arising out of or related to:  (a) any breach by EGI of any representation, warranty or covenant set forth in this Agreement; (b) any activities conducted by or on behalf of EGI on or in connection with the Property; or (c) any Environmental Liabilities associated with the Property in connection with operations carried out by or at the direction of EGI.

7.2
By MTM. MTM agrees to defend, indemnify and hold harmless EGI, its Affiliates, successors, assigns, and its and their respective officers, directors and employees from and against any and all Losses arising out of or related to any breach by MTM of any representation, warranty or covenant set forth in this Agreement.

7.3
Notification. Any Party who has a claim giving rise to indemnification liability pursuant to this Agreement (an “Indemnified Party”) which results from a claim by a third party or otherwise shall give prompt notice to the other Party (the “Indemnifying Party”) of such claim, together with a reasonable description thereof. Failure to provide such notice shall not relieve a Party of any of its obligations hereunder except to the extent materially prejudiced thereby. With respect to any claim by a third party against any Party to this Agreement which is subject to indemnification under this Agreement, the Indemnifying Party shall be afforded the opportunity, at its expense, to defend or settle the claim if it utilizes counsel reasonably satisfactory to the Indemnified Party, and promptly commences the defense of such claim and pursues such defense with diligence; provided, however, that the Indemnifying Party shall secure the consent of the Indemnified Party to any settlement, which consent shall not be unreasonably withheld. The Indemnified Party may participate in the defense of any claim at its expense, and until the Indemnifying Party has agreed to defend such claim, the Indemnified Party may file any motion, answer or other pleading or take such other action as it deems appropriate to protect its interests or those of the Indemnifying Party. If an Indemnifying Party does not elect to contest any third-party claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such claim.

ARTICLE 8
DEFAULT AND TERMINATION

8.1
Termination by EGI. EGI shall have the right to terminate, surrender and relinquish this Agreement at any time during the Option Period by giving written notice to MTM of such election in accordance with the provisions of Section 2.2(b). Upon termination of this Agreement by EGI, EGI shall have no further liability or obligations hereunder or with respect to the Property, except with respect to the obligations set forth in Sections 2.3 (if such termination is effective after August 1 of the calendar year in question), 3.3, 3.5 (only with respect to indemnification), 3.6, 3.7, 3.8, 7.1, 7.3, 8.1, 8.3, 8.4 and 8.5, and any other obligations that may have accrued prior to the effective date of such termination, and MTM shall have no further liability or obligations hereunder, except with respect to the obligations set forth in Section 3.7.

8.2
Termination by MTM. In the event of a default hereunder on the part of EGI, MTM shall give to EGI written notice specifying the particular default or defaults asserted, and, in the case of a default other than with respect to the payment of money, EGI shall have 30 days after the receipt of said notice within which either to cure such specified defaults, or to undertake diligent efforts to cure the same. In the event such curative action is not so completed or diligent efforts to cure such defaults are not undertaken within the applicable 30-day period and thereafter diligently pursued to completion, MTM may elect to terminate this Agreement by notice to EGI as provided in Section 6.1, which such termination shall be effective immediately upon EGI’s receipt of such notice. In the case of a default by EGI relating to the payment of any funds to MTM, EGI shall have five days after receipt of notice of such default to rectify the same, failing which MTM may elect to terminate this Agreement by written notice to EGI as provided in Section 6.1. Upon termination of this Agreement pursuant to this Section 8.2, EGI shall have no further liability or obligations hereunder or with respect to the Property, except with respect to the obligations set forth in Sections 2.3 (if such termination is effective after August 1 of the calendar year in question) 3.3, 3.5 (only with respect to indemnification), 3.6, 3.7, 3.8, 7.1, 7.3, 8.3, 8.4 and 8.5, and any other obligations that may have accrued prior to the effective date of such termination, and MTM shall have no further liability or obligations hereunder, except with respect to the obligations set forth in Section 3.7.

8.3
Return of Data. As soon as practicable upon the termination of this Agreement, if EGI has not exercised the Option, EGI shall return to MTM all title, environmental, metallurgical, geological, geophysical, milling and other data furnished to EGI by MTM. At such time, EGI shall make available to MTM for examination and copying all information relating to title to the Property or environmental conditions at or pertaining to the Property, and all surveys, maps, drill hole logs, samples, sample locations, mine, mill, processing and smelter records geological, geophysical, geochemical and engineering data from the Property, as well as assays developed by EGI with respect to the Property during the term of this Agreement and not previously made available to MTM; provided, however, that EGI shall have no obligation to make any interpretive data or reports developed by it or on its behalf available to MTM. EGI makes no representation or warranty as to the accuracy, reliability or completeness of any such information made available to MTM under this Section 8.3, and MTM shall rely on the same at its sole risk.

8.4
Release. Upon termination of this Agreement during the Option Period, if EGI has not exercised the Option, EGI shall provide MTM with a written release, in the nature of a quit claim deed or similar document in recordable form, of its rights hereunder with respect to the Property.

8.5
Surrender of Possession and Removal of Equipment. Upon termination of this Agreement, if EGI has not exercised the Option, EGI shall surrender possession of the Property, subject to the condition that EGI shall have the right at any time within six months after such surrender or termination of this Agreement to remove all of its tools, equipment, machinery, supplies, fixtures, buildings, structures and other property erected or placed on such property by EGI. Title to such property not removed within the time period set forth above shall, at the election of MTM, pass to MTM.

8.6
Survival of Terms Upon Exercise of Option. If EGI exercises the Option, the terms and conditions of Sections 2.4, 2.5, 7.1, this Section 8.6, and Sections 10.2, 10.3 and 10.8 shall survive, notwithstanding the execution and delivery of the Deed, and shall not be deemed merged into the Deed.

ARTICLE 9
ENTIRE AGREEMENT/AMENDMENT

9.1
Entire Agreement. This Agreement is the complete expression of all agreements, contracts, covenants and promises among the Parties, and all negotiations, understandings, and agreements among the Parties are set forth in this Agreement, which solely and completely expresses their understanding, and shall be construed without reference to any such negotiations, understandings and agreements.

9.2
Amendments. Except as permitted by Section 10.2, this Agreement may not be amended or modified, nor may any obligation hereunder be waived, except by writing duly executed on behalf of all Parties, and unless otherwise specifically provided in such writing, any amendment, modification, or waiver shall be effective only in the specific instance and for the purpose it is given.

ARTICLE 10
GENERAL PROVISIONS

10.1
Governing Law. This Agreement, and the rights and liabilities of the Parties hereunder, shall be governed by and construed in accordance with the laws of the State of Colorado, other than its rules as to conflicts of law, and the Parties hereby submit to the non-exclusive jurisdiction of the Colorado state and federal courts with respect to any matters arising out of or pertaining to this Agreement, and hereby waive any defenses of lack of jurisdiction, inconvenient forum or improper venue.

10.2
Parties in Interest; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective Parties hereto and their successors and permitted assigns. During the Option Period, EGI’s rights, powers, privileges, obligations and interests under this Agreement shall not be assigned or delegated to any third party, other than to an Affiliate of EGI; provided, however, that any such assignment or delegation to an Affiliate of EGI shall not relieve EGI of any obligations or liabilities under this Agreement. If EGI exercises the Option, it may assign or delegate its rights and obligations under this Agreement to any third party, provided that (a) such third party agrees in writing to be bound by all of the terms and conditions of this Agreement, and (b) any such assignment or delegation shall not relieve EGI of any obligations or liabilities under this Agreement.

10.3
Other Business Opportunities. This Agreement is, and the rights and obligations of the Parties are, strictly limited to the matters set forth herein. Each of the Parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated hereby, without consulting the other or inviting or allowing the other to participate therein. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Party, whether adjacent to, nearby, or removed from the Property, and neither Party shall have any obligation to the other with respect to any opportunity to acquire any interest in any property outside the Property at any time, or within the Property after termination of this Agreement, regardless of whether the incentive or opportunity of a Party to acquire any such property interest may be based, in whole or in part, upon information learned during the course of operations or activities hereunder.

10.4
No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Party the partner of the other, nor, except as otherwise herein expressly provided, to constitute any Party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Parties to create, nor shall this Agreement be construed to create, any mining, commercial, tax or other partnership. Neither Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party, except as otherwise expressly provided herein.

10.5
Confidentiality. Except as set forth in Section 10.8, each of the Parties agrees to treat all data, reports, records and other information developed or made available to it by the other Party under this Agreement and applicable to the Property as confidential, and unless either Party is required by any law, rule, regulation, or order or by rule or regulation of a stock exchange or securities commission to disclose any of such information, information shall not be disclosed to any third party without the prior written consent of the non-disclosing Party, which consent shall not be unreasonably withheld.

10.6
Memorandum for Recording. Promptly following the execution of this Agreement, the Parties agree to execute for recording purposes a written Short Form of Option Agreement, in a form mutually agreeable to the parties, setting forth the basic terms and conditions of this Agreement as necessitated by Montana law. Promptly after the execution and delivery of that Short Form of Option Agreement, EGI shall record that Short Form in the official records of Broadwater County, and provide a copy of the recorded Short Form to MTM. MTM may record a notice of non-responsibility as reasonably deemed necessary by MTM.

10.7
Public Announcements. Disclosure of information relating to this Agreement or the Property may be made by either Party if such information is required to be disclosed to any federal, state, provincial or local government or appropriate agencies and departments thereof or if such information is required by law, stock exchange rule or regulation to be publicly announced. Otherwise, public announcements or reports by EGI of information relating to this Agreement or the Property shall be made only on the basis of agreed texts upon the prior written consent of MTM, which consent shall not be unreasonably withheld. EGI agrees that it will, not less than two business days in advance of making public any information referred to in this Section 10.7, give MTM written notice of the text of the proposed report and provide MTM with the opportunity to comment on the form and content thereof before the same is issued. MTM shall respond within two business days after receipt of such notice, or its silence will constitute a waiver of objection to the terms of the proposed text.

10.8
Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement.

10.9
Attorneys’ Fees. In the event of any controversy, claim, or dispute between the Parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing Party in any arbitration or litigation resolving the same shall be entitled to recover from the losing Party reasonable expenses, attorneys’ fees, and costs.

10.10
Further Documents. At the request of either Party, the Parties shall execute and deliver any further instruments, agreements, documents or other papers reasonably requested by the other Party to effect the purposes of this Agreement and the transactions contemplated hereby.

10.11
Dispute Resolution. The Parties hereby agree that any dispute arising under this Agreement shall be subject to the informal dispute resolution procedure set forth in this Section 10.11. The Party asserting the existence of a dispute as to the interpretation of any provision of this Agreement or the performance by the other Party of any of its obligations hereunder shall notify the other Party of the nature of the asserted dispute. Within seven business days after receipt of such notice, a designated representative of MTM and a designated representative of EGI shall arrange for a personal or telephone conference in which they use good faith efforts to resolve such dispute. If those individuals are unable to resolve the dispute, they shall each prepare and, within seven business days after their conference, circulate to the President of MTM and the President of EGI a memorandum outlining in reasonable detail the nature of the dispute. Within five business days after receipt of the memoranda, the individuals to whom the memoranda were addressed shall arrange for a personal or telephone conference in which they attempt to resolve such dispute. If those individuals are unable to resolve the dispute, either Party may proceed with any legal remedy available to it; provided, however, that the Parties agree that any statement made as to the subject matter of the dispute in any of the conferences referred to in this Section 10.12 shall not be used in any legal proceeding against the Party that made such statement.

10.12	Counterparts. This Agreement may be executed in multiple counterparts and by facsimile signatures, and all such counterparts taken together shall be deemed to constitute one and the same document.

10.13
Rule Against Perpetuities. Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within 21 years after the Effective Date of this Agreement.

10.14	Interpretation. Whenever the word “including” is used in this Agreement, it shall be deemed to mean “including without limitation.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, delivered, and effective from the date first above written.

ELKHORN GOLDFIELDS, INC., a Montana corporation

By:_____________________________
(name): Patrick Imeson
(title):  President

MONTANA TUNNELS MINING, INC., a Delaware corporation

By:______________________________
(name): R. David Russell
(title):  President